SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), effective as of the date Resignation Date described in Section 1 below (the “Effective Date”), is made and entered into by and between Carolco Pictures, Inc. (“CRCO”) and David Cohen (“Employee”).

WHEREAS, Employee has been employed by CRCO as its Chief Executive Officer (“CEO”) and as a member of the Board of Directors; and

WHEREAS, Employee has communicated to the Board of Directors his decision to resign from CRCO; and

WHEREAS, the parties wish to provide for the orderly transition of affairs to a new CEO, and to resolve all matters between the parties on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation, Transition Arrangements and Return of Property: Employee will continue to serve as CEO of CRCO through April 15, 2017 or such shorter period as may be determined by the Board. Consistent with the foregoing, Employee shall resign from the following positions on April 15, 2017 or such earlier time as may be determined by the Board (and shall execute all documents reasonably requested by CRCO to effectuate such resignations): (a) Chief Executive Officer of CRCO, (ii) a member of the Board of Directors and (c) all officer, board of director and board of manager positions (or comparable positions) with any affiliated entities of CRCO (collectively, “Affiliates”). If the Board determines a shorter period, Employee shall remain an employee of CRCO through such determined period. Employee will diligently pursue the responsibilities of Chief Executive Officer as long as he remains in such position. Employee will assist CRCO in transitioning the role of CEO to a new person designated by the Board and performing such other duties as shall be reasonably requested by the Board. The last day of Employee’s final employment with CRCO is referred to as the “Resignation Date.” The period between the Effective Date of this Agreement and the Resignation Date is referred to as the “Transition Period.” On or before the Resignation Date, Employee will return all property of CRCO and its Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control.

2. Consideration and Severance Benefit:

A. Subject to Employee’s compliance with this Agreement, CRCO will, within fourteen days of the date hereof, transfer to Employee ONE THOUSAND (1,000) shares of common stock of CRCO (the “Shares”). The certificate(s) representing the Shares will contain a standard restrictive legend. In addition, Employee agrees that at any time Employee owns any of the Shares, any public or private sale of the Shares by Employee, when added with any other public or private sale sale(s) of the Shares and other public or private sale(s) of CRCO common stock, shall not exceed the average weekly reported volume of trading in such securities on the OTCQB or other national securities exchanges, as reported through the automated quotation systems of a registered securities association, and as reported in the over the counter markets, during the four calendar weeks preceding the sale (the “Volume Limitation”). The certificate(s) representing the Shares shall either contain a restrictive legend setting forth the terms of the Volume Limitation or a cross reference to this Agreement. Further, the Volume Limitation shall apply to any shares of CRCO owned by Employee on or before the Effective Date, regardless of class and number.

3. Unemployment Compensation Benefits: Employee will not make any claim for unemployment benefits after the Resignation Date.

4. Mutual Releases:

A. Employee’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Employee would normally be entitled upon resignation, Employee, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases CRCO and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including without limitation his employment with CRCO and the separation thereof, including, without limitation, any claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and any other claims under all other federal, state or local laws including, but not limited to claims for breach of contract; claims for wrongful discharge; claims for emotional distress; claims for unpaid wages, salary or back pay, defamation, fraud, misrepresentation or any other personal injury; claims for unpaid compensation; claims relating to benefits; claims for attorneys’ fees and costs, claims for reinstatement or employment; and all other claims under any federal, state or local law or cause of action (collectively, the “Employee Released Claims”). Employee represents that he has not filed any such Employee Released Claims and he further agrees not to assert or file any such Employee Released Claims in the future or to seek or accept any monetary relief with respect to Employee Released Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. Employee represents and warrants that no Employee Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Employee Released Claims released herein are owned by Employee, who has the sole authority to release them. Employee agrees that he shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Employee Release Claim. It is understood and agreed that the release given by Employee herein does not apply to claims for breach of this Agreement or Claims that cannot be released by law.

B. CRCO’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, CRCO and its Affiliates hereby forever release Employee, his heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Effective Date, including, without limitation claims for breach of any contract or duty; claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; claims for overpaid compensation; claims relating to benefits; claims for attorneys’ fees and costs; and all other claims under any federal, state or local law or cause of action (collectively, the “Company Released Claims”). Company represents that it has not filed any such Company Released Claims and it further agrees not to assert or file any such Company Released Claims in the future or to seek or accept any monetary relief with respect to Company Released Claims filed by it or on its behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. Company represents and warrants that no Company Released Claim released herein has been assigned, expressly, impliedly, or by operation of law, and that all Company Released Claims released herein are owned by Company, which has the sole authority to release them. Company agrees that it shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Company Release Claim. It is understood and agreed that the release given by Company herein does not apply to claims for breach of this Agreement or Claims that cannot be released by law, or claims for fraud, embezzlement, intentional misconduct or any other malfeasance by Employee.

5. Reinstatement: Employee waives all claims for reinstatement or employment with CRCO and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

6. SEC Filing: The parties acknowledge and agree that this Agreement will be publicly filed with the SEC.

7. Non-disparagement and Non-assistance: Employee agrees not to make any disparaging comments about CRCO or any of its Affiliates or its or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and he further agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against CRCO or any of its Affiliates except as may be required by law or legal process. CRCO agrees that its Officers and Board members will not make any disparaging comments about Employee to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process. The only information anyone in CRCO’s Human Resources Department shall disclose about Employee, absent a subpoena or court order, is his position title, dates of employment and the fact that he resigned.

8. Cooperation: Employee agrees to reasonably cooperate with CRCO upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that CRCO becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to CRCO, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. CRCO will reimburse Employee for all reasonable and necessary time and expenses he incurs in complying with this Section 8.

9. Confidential Information: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 9, “Confidential Information” means information Employee obtained through or as a consequence of his employment with CRCO relating to CRCO’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it.

10. Non-solicitation: During the Transition Period and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six month period employed by CRCO as an employee or independent contractor, to resign from CRCO or to accept employment as an employee or independent contractor with any other person or entity; or b) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with CRCO to end or curtail such relationship or to engage in business of the type engaged in by CRCO with another person or entity. Employee agrees that these restrictions are reasonable and necessary for the protection of CRCO’s business. Employee further agrees that in the event he breaches any provision in this Section 10, CRCO shall be entitled to injunctive relief in addition to such other relief as a court may deem proper.

11. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter herein. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 10 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs.

12. Consultation and Consideration: CRCO hereby advises Employee to consult with an attorney at his own expense prior to signing this Agreement. Employee may take up to twenty-one (21) days from the date he is given this Agreement to consider it, but he may sign it sooner if he wishes. If Employee signs the Agreement, Employee will have a period of seven (7) days to revoke his signature (the “Revocation Period”). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Employee exercising his right of revocation (the “Effective Date”). Any notice of revocation must be in writing and must be received by Laura Franklin prior to the expiration of the Revocation Period. If Employee signs this Agreement, he represents that he has had sufficient time to consider it, and that he enters into it knowingly and voluntarily with full understanding of its meaning and effect. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. Employee understands that if Employee revokes this Agreement, Employee will lose all benefits of this Agreement. The promises of CRCO in this Agreement will go into effect only if Employee has not revoked the Agreement within the Revocation Period.

13. Governing Law: This Agreement shall be construed exclusively in accordance with the laws of the State of Florida, without regard to the principles of conflicts of laws therein.

14. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without CRCO’s prior written consent. CRCO may assign its rights and obligations here under to any successor in interest.

15. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

16. Non-admissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

Employee has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

DAVID COHEN	CAROLCO PICTURES, INC.

By:
Signature
Title:

Date:	Date: